Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Par Hyare Sunesis Pharmaceuticals, Inc. 650-266-3784

Sunesis Pharmaceuticals Reports Second Quarter 2020 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., August 11, 2020 (GLOBE NEWSWIRE) -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the second quarter ended June 30, 2020. Loss from operations for the three months ended June 30, 2020 was $6.3 million. As of June 30, 2020, cash, cash equivalents and restricted cash totaled $23.2 million. Subsequent to the end of the quarter, the Company raised approximately $12.6 million in net proceeds from an underwritten public offering of its common stock and repaid its outstanding debt.

“We are committing our resources to the development of our first-in-class PDK-1 inhibitor, SNS-510, as we evaluate the path forward for vecabrutinib. In addition, we initiated a review of strategic alternatives to maximize shareholder value that can include in-licensing, partnering, and mergers and acquisitions,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “We also took action to strengthen our financial position by extending our cash runway. In July, we completed a reduction in workforce to right-size the company, we raised $12.6 million through a public equity offering and repaid our outstanding debt with Silicon Valley Bank. We are now well positioned to execute on our objectives.”

Recent Highlights

Bolstered Balance Sheet with Completion of Public Offering and Retiring Debt. In July 2020, Sunesis completed an underwritten public offering of shares of its common stock with net proceeds of approximately $12.6 million. Also in July, the Company repaid its outstanding debt with Silicon Valley Bank.

Announced Reduction in Workforce to Streamline Resources. In July, Sunesis announced a reduction in workforce of approximately 30% to right size the organization to achieve its objectives and preserve cash resources.

Announced Review of Strategic Alternatives. In July, the Company announced plans to review strategic alternatives to maximize shareholder value that can include asset in-licensing, partnering, and mergers and acquisitions. There can be no assurance that the strategic review will result in any transaction or other outcome. The Company does not currently intend to publicly discuss or disclose further developments of the strategic review unless and until its Board of Directors has approved a transaction or otherwise determined that further disclosure is appropriate.

Continued program of IND-enabling Activities for its PDK-1 Inhibitor SNS-510. In June 2020, Sunesis announced that it will focus its resources on the development of its first-in-class PDK-1 inhibitor, SNS-510. Preclinical studies of SNS-510 revealed that CDKN2A-mutated tumors are particularly sensitive to SNS-510. CDKN2A alterations are common in human cancers and may prove to be useful biomarkers for broad investigation of SNS-510 as a monotherapy and in combination with other anticancer agents. The Company is currently conducting IND-enabling studies and expects to present additional preclinical findings at a scientific meeting later this year.

This follows the Company’s decision to not advance its non-covalent BTK inhibitor vecabrutinib into the originally planned Phase 2 portion of the Phase 1b/2 trial in adults with BTK inhibitor resistant relapsed/refractory chronic lymphocytic leukemia (CLL) and other B-cell malignancies. Vecabrutinib continues to exhibit an excellent safety profile and showed clinical activity, although this was insufficient to support advancing to the Phase 2 in BTK inhibitor resistant disease. One CLL patient experienced a partial remission and several patients had stable disease for over 6 months.

Financial Highlights

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Cash and cash equivalents and restricted cash totaled $23.2 million as of June 30, 2020, as compared to $34.6 million as of December 31, 2019. The decrease of $11.4 million was due to cash used in operating activities, mainly resulting from our net loss of $12.2 million for the six months ended June 30, 2020, partially offset by adjustments for non-cash items of $0.7 million. In July, 2020, the Company raised approximately $12.6 million in net proceeds from a common stock public offering.

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Revenue was nil and $0.1 million for the three and six months ended June 30, 2020, respectively, and nil for the same periods in 2019. The revenue during the six months ended June 30, 2020 was primarily due to revenue recognized from the upfront payment received under the license agreement with Denovo.

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Research and development expense was $4.3 million and $8.0 million for the three and six months ended June 30, 2020, respectively, compared to $3.7 million and $6.9 million for the same periods in 2019. The increase of $0.6 million between the comparable three months periods was primarily due to a $1.1 million increase in professional service expenses related to the progress in the Phase 1b portion of the clinical trial for vecabrutinib. The increase is partially offset by a $0.3 million decrease in salary and personnel expenses due to lower headcount and a $0.2 million decrease in clinical research organizations related expenses. The $1.1 million increase in the comparable six months period was primarily due to a $1.7 million increase in professional services and a $0.1 million increase in clinical expenses related to the progress in the Phase 1b portion of our ongoing clinical trial for vecabrutinib. The increase is partially offset by a $0.7 million decrease in salary and personnel expenses due to lower headcount.

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General and administrative expense was $2.1 million and $4.3 million for the three and six months ended June 30, 2020, respectively, compared to $2.5 million and $5.0 million for the same periods in 2019. The decreases between the comparable periods was primarily due to decrease in professional service expenses due to lower patent expenses and decrease in salary and personnel expenses due to lower headcount and less business-related travel.

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Interest expense was $0.1 million for each of the three and six months ended June 30, 2020, compared to $0.1 million and $0.4 million for the same periods in 2019, respectively. The decrease in interest expenses in the comparable six months period resulted from lower interest paid due to the lower interest rate on the lower principal amount under the SVB Loan Agreement as compared to the prior loan agreement with Western Alliance Bank and Solar Capital Ltd. in 2019.

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Net cash used in operating activities was $11.5 million for the six months ended June 30, 2020, as compared to $13.0 million for the same period in 2019. Net cash used in the six months ended June 30, 2020, resulted primarily from the net loss of $12.2 million, partially offset by adjustments for non-cash items of $0.7 million. Net cash used in the six months ended June 30, 2019, resulted primarily from the net loss of $12.1 million, partially offset by adjustments for non-cash items of $0.9 million and changes in operating assets and liabilities of $1.8 million.

Conference Call Information

Sunesis will host a conference call today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 3484194. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About SNS-510

SNS-510 is a PDK1 inhibitor licensed from Millennium Pharmaceuticals, Inc. (“Takeda Oncology”), a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited. SNS-510 interaction with PDK1 inhibits both PI3K signaling and PIP3-independent pathways integral to many malignancies, and PDK1 can also be overexpressed in breast, lung, prostate, hematologic and other cancers. Evaluation of SNS-510 in the Eurofins Oncopanel™, a panel of >300 genomically profiled cancer cell lines from diverse tissue origins, indicated that CDKN2A-mutated tumors are particularly sensitive to SNS-510. CDKN2A alterations are common in human cancers and may prove to be useful biomarkers for broad investigation of SNS-510 as a monotherapy and in combination with other anticancer agents. Sunesis is conducting an Investigational New Drug (“IND”)-enabling program for SNS-510.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing novel targeted inhibitors for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, including first-in-class PDK1 inhibitor SNS-510 and its oral non-covalent BTK inhibitor vecabrutinib. SNS-510 is in IND-enabling studies and vecabrutinib is completing a Phase 1b trial in patients with advanced B cell malignancies.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Sunesis’ continued development and potential of its kinase inhibitor pipeline, including the timing of the additional preclinical findings related to SNS-510; the timing of the potential IND filing for SNS-510; completion of the Phase 1b trial of vecabrutinib and the therapeutic potential of vecabrutinib; and the sufficiency of Sunesis’ cash resources and financial position. Words such as “expect,” “will,” “look forward,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" in Sunesis' Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Sunesis' other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Unaudited)
Revenue:
License and other revenue	$—	$—	$120	$—
Total revenues	—	—	120	-
Operating expenses:
Research and development	4,281	3,683	7,971	6,931
General and administrative	2,064	2,523	4,292	4,962
Total operating expenses	6,345	6,206	12,263	11,893
Loss from operations	(6,345)	(6,206)	(12,143)	(11,893)
Interest expense	(65)	(111)	(135)	(372)
Other income, net	20	76	113	164
Net loss	(6,390)	(6,241)	(12,165)	(12,101)
Unrealized loss on available-for-sale securities	—	—	(1)	-
Comprehensive loss	$(6,390)	$(6,241)	$(12,166)	$(12,101)
Basic and diluted loss per common share:
Net loss	$(6,390)	$(6,241)	$(12,165)	$(12,101)
Shares used in computing basic and diluted loss per common share	111,416	72,190	111,405	65,702
Basic and diluted loss per common share	$(0.06)	$(0.09)	$(0.11)	$(0.18)

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$17,653	$12,761
Restricted cash	5,500	5,500
Marketable securities	—	16,364
Prepaids and other current assets	1,712	1,697
Total current assets	24,865	36,322
Property and equipment, net	-	3
Operating lease right-of-use asset	545	817
Other assets	96	98
Total assets	$25,506	$37,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$452	$791
Accrued clinical expense	402	521
Accrued compensation	692	985
Other accrued liabilities	1,836	1,109
Notes payable	5,473	5,465
Operating lease liability - current	545	545
Total current liabilities	9,400	9,416
Other liabilities	-	9
Operating lease liability - long term	-	272
Total liabilities	9,400	9,697
Stockholders’ equity:
Convertible preferred stock	11,769	11,769
Common stock	11	11
Additional paid-in capital	699,291	698,562
Accumulated other comprehensive income	-	1
Accumulated deficit	(694,965)	(682,800)
Total stockholders’ equity	16,106	27,543
Total liabilities and stockholders’ equity	$25,506	$37,240

Note 1:  The consolidated balance sheet as of December 31, 2019 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.